EXHIBIT 99.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is made and entered into as of this 30th day of November, 2007, by and between SUN HYDRAULICS CORPORATION., a Florida corporation (“Sun”), and HIGH COUNTRY TEK, INC., a California corporation (“HCT”).

RECITALS

A. HCT is in the business of developing, manufacturing and distributing modular, microprocessor-based software and ruggedized hardware for mobile equipment, used in construction, agriculture, mining, transportation and other industries (the “Business”).

B. On the Closing Date, Sun will purchase shares of Series B Convertible Preferred Stock from HCT on the terms and conditions hereafter set forth.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS AND USAGE

1.1. Definitions. For purposes of this Agreement, if not otherwise defined herein, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Best Efforts” – means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve a particular result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not thereby be required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Financing Transactions.

“Breach” – means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, any of the Closing Documents or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Closing” – has the meaning set forth in Section 2.2.

“Closing Date” – has the meaning set forth in Section 2.2.

“Closing Documents” – means, collectively, all of the documents required to be delivered at or prior to the Closing by HCT and Sun.

“Common Stock” – means the common stock of HCT.

“Confidential Information” – means any and all of the following information of HCT:

(a) all information that is a trade secret under applicable trade secret or other law, whether or not found by a court of competent jurisdiction to be a trade secret;

(b) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and database technologies, systems, structures and architectures, and any and all other Intellectual Property Assets as defined in Section 4.10(a) herein; and

(c) all information concerning the Business (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented);

provided, however, the definition of “Confidential Information” shall not include information which (i) is within the public domain prior to the time it is disclosed or thereafter comes within the public domain other than as a result of any disclosure by the disclosing Person in violation of the terms of this Agreement or any agreement contemplated in this Agreement, (ii) was already known or in the possession of the third party recipient on a non-confidential basis prior to receipt thereof from HCT or any party to this Agreement, or any representative of the foregoing, or (iii) is required to be released under applicable law or the order of any court of competent jurisdiction.

“Consent” – any approval, consent, ratification, waiver or other authorization required to consummate any of the Financing Transactions.

“Contract” – any legally binding agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Damages” – has the meaning set forth in Section 6.2.

“Encumbrance” – means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Family” – has the meaning set forth in the definition of “Related Person.”

“Financing Transactions” – means all of the transactions contemplated by this Agreement, including:

(a) the sale of the Series B Shares by HCT to Sun; and

(b) the sale of up to 500,000 shares of the outstanding shares of HCT Common Stock by shareholders of HCT pursuant to the Tender Offer.

“GAAP” – means generally accepted accounting principles for financial reporting in the United States.

“Governing Documents” – means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization and operating or similar agreement; (e) if another type of Person, any other charter, governing, or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) any document containing binding Resolutions or directives of any owner, officer, director, manager, or other management Person with respect to any entity (g) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management, governance or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (h) any amendment or supplement to any of the foregoing.

“Governmental Authorization” – means any approval, Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – means any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction of any nature;

(b) federal, provincial, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, entity, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or

(f) official of any of the foregoing.

“Indemnified Person” – has the meaning set forth in Section 6.5.

“Indemnifying Person” – has the meaning set forth in Section 6.5.

“Knowledge” – Wherever this Agreement refers to “Knowledge” of HCT, such provision shall refer to the actual knowledge, after having exercised reasonable inquiry, of any of the officers, directors and employees of HCT.

“Lease” – means any real property lease or any lease or rental agreement, license, right to use, installment and conditional sale agreement or other Contract pertaining to the leasing or use of any tangible personal property or any intangible personal property of HCT.

“Legal Requirement” – means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, code, statute, treaty or administrative order.

“Liability” – means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Order” – means any award, decision, injunction, judgment, order, decree, ruling, assessment, arbitration award, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors, shareholders, members, managers or partners of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Permitted Encumbrances” – means (a) Encumbrances for Taxes, assessments, governmental charges or levies or mechanics,’ laborers’ and materialmen and other statutory liens which are not yet delinquent or can be paid without penalty or, provided there are adequate reserves therefore in the financial statements or books and Records of HCT, that are being contested in good faith by appropriate Proceedings in respect thereof; (b) Encumbrances incurred in the Ordinary Course of Business of HCT in connection with workers’ compensation, unemployment insurance and similar statutory requirements; (c) Encumbrances incurred in the Ordinary Course of Business of HCT in connection with deposit accounts, lines of credit, or to secure the performance of trade contracts, statutory obligations, surety bonds, performance bonds and other obligations of like nature; and (d) imperfections of title which are not material in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby.

“Person” – means any individual, corporation (including any non-profit corporation), business trust, general or limited partnership, limited liability company, limited liability partnership, joint stock company, joint venture, estate, trust, unincorporated association, organization, labor union, or other entity or Governmental Body.

“Proceeding” – means any private or governmental action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any court, Governmental Body or arbitrator.

“Record” – means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” – means, with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, member, partner, executor or trustee (or in a similar capacity).

Means, with respect to a specified Person other than an individual:

(e) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;

(f) any Person that holds a Material Interest in such specified Person;

(g) any Person that serves as a director, officer, member, partner, executor or trustee of such specified Person (or in a similar capacity);

(h) any Person in which such specified Person holds a Material Interest; and

(i) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Representative” – means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

“Securities Act” – means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

“Series A Shares” – means shares of Series A convertible preferred stock of HCT, no par value, having the preferences, limitations, rights and values as set forth in the Amended and Restated Articles of Incorporation of HCT attached hereto as Exhibit A.

“Series B Shares” – means shares of Series B convertible preferred stock of HCT, no par value, having the preferences, limitations, rights and values as set forth in the Amended and Restated Articles of Incorporation of HCT attached hereto as Exhibit A.

“Securityholders” – means the holders of all of the outstanding shares of common and preferred stock of HCT, as well as the holders of all securities, notes, instruments, documents and agreements of HCT, or to which it is a party, which are convertible into, exerciseable for, or otherwise entitle the holder thereof to obtain, directly or indirectly, shares of common or preferred stock of HCT, including warrants, stock options and convertible notes and debentures.

“Software” – means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary” – with respect to any Person (the “Owner”), means any Person, of which securities or other interests, having the power to elect a majority of that Person’s governing body, or otherwise having the power to direct the business and policies of that Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner of one or more of its Subsidiaries.

“Tax” – means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’

income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” – means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tender Offer” – means the offer by Sun to purchase, simultaneously with the Closing, 500,000 of the outstanding shares of HCT Common Stock at $0.75 per share from the shareholders of HCT.

“Third Party” – means a Person that is not a party to this Agreement.

“Third-Party Claim” – means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threatened” – means a claim, Proceeding, dispute, action, or other matter which will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

1.2. Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)	reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(ix)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	SALE AND TRANSFER OF SERIES B SHARES; CLOSING

2.1. Series B Shares. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties set forth or referred to herein, at the Closing HCT shall sell and issue to Sun and Sun shall purchase from HCT, One Million One Hundred Eighty-Three Thousand Eight Hundred Forty-Seven (1,183,847) Series B Shares (representing 100% of the Series B Shares) for a purchase price of Two Million Two and 90/100 Dollars ($2,000,002.90);

2.2. Closing. The closing of the Financing Transactions (the “Closing”) provided for in this Agreement will take place by facsimile or electronic mail and subsequent overnight delivery of original signature pages of the Closing deliveries to the parties on the 30th day of November, 2007 (the “Closing Date”), or such other time and place as the parties shall mutually agree.

2.3. Closing Obligations. At the Closing:

(a) HCT Deliveries to Sun. HCT shall deliver to Sun:

(i)	A certified copy of the Amended and Restated Articles of Incorporation of HCT, issued by the Secretary of State of California, and its current amended Bylaws, certified by its corporate Secretary, both attached hereto as Exhibit A.

(ii)	A Certificate of Good Standing for HCT issued by the Secretary of State of California, such certificate to be issued within thirty (30) business days prior to the Closing Date.

(iii)	Duly executed Resolutions of the Board of Directors and shareholders of HCT, in a form satisfactory to Sun, approving this Agreement and the Amended and Restated Articles of Incorporation and amended Bylaws of HCT both attached hereto as Exhibit A and authorizing the issuance of the Series B Shares to Sun.

(iv)	Incumbency Certificates in form satisfactory to Sun duly executed by the Authorized Representatives of HCT.

(v)	A stock certificate duly executed by HCT evidencing One Million One Hundred Eighty-Three Thousand Eight Hundred Forty-Seven (1,183,847) Series B Shares.

(vi)	A duly executed opinion of counsel for HCT in the form of Exhibit 2.3(a)(vi) attached hereto.

(vii)	A certificate of HCT, in a form acceptable to Sun, confirming the accuracy of the representations and warranties of HCT as of the Closing Date and confirming that there are no Breaches of covenants by HCT as of the Closing Date.

(b) Sun’s Deliveries to HCT. Upon Sun’s receipt of all of the Closing deliverables listed in Section 2.3(a), Sun shall deliver to HCT:

(i)	The aggregate sum of Two Million Two and 90/100 Dollars ($2,000,002.90) in consideration of the issuance of the Series B Shares to Sun by HCT.

(ii)	A Certificate of Good Standing of Sun issued by the Secretary of State of the State of Florida.

(iii)	A Certificate, in a form acceptable to HCT, confirming the accuracy of the representations and warranties of Sun as of the Closing Date and confirming that there are no Breaches of covenants by Sun as of the Closing Date.

(c) Additional Documents. HCT and Sun shall execute and deliver such other agreements and instruments as may be reasonably required to conclude the Financing Transactions.

2.4. Use of Proceeds. HCT shall use the proceeds of its issuance and sale of the Series B Shares for general working capital purposes and repayment of debt.

3.	CONDITIONS TO CLOSING

Sun’s obligation to close the Financing Transactions and to take the other actions required at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sun, in whole or in part):

3.1. HCT’s Performance.

(a) All of the covenants and obligations that HCT is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all respects.

(b) All of the covenants and obligations that HCT is required to perform or to comply with in any of the agreements, documents, instruments, and certifications required to consummate the Financing Transactions at or prior to the Closing shall have been duly performed and complied with in all respects.

(c) All of the deliveries required pursuant to Section 2.3 have been delivered, and each of the other covenants and obligations related thereto have been performed and complied with in all respects.

3.2. Option Agreements. Persons owning (i) such percentage of the Common Stock which, when added to the 500,000 shares of such stock being purchased by Sun in the Tender Offer will equal not less than ninety (90) percent of the outstanding shares of Common Stock of HCT, (ii) not less than ninety (90) percent of the outstanding shares of all remaining classes of capital stock of HCT, and (iii) such of the outstanding warrants and options to purchase shares of the capital stock of HCT representing not less than ninety (90) percent of the shares of each class of capital stock subject to such warrants and options, shall have entered into an Option Agreement, in the form attached hereto as Exhibit B pursuant to which each such Person shall grant to Sun an option to purchase all of the outstanding shares of capital stock of HCT and all of such warrants and options owned by such Person upon the terms and conditions set forth therein. HCT shall deliver to Sun a copy of its unaudited financial statements for the year ended December 31, 2009, together with the notes thereto and auditors’ opinion thereon, by January 31, 2010. Thereafter such option shall be exercisable by Sun for a period of 30 days after the date of delivery by HCT to Sun of a copy of its audited financial statements for the year ended December 31, 2009, together with the notes thereto and auditors’ opinion thereon. Such Option Agreements shall provide for a purchase price payable to each Person equal to a percentage of the total purchase price (the “Aggregate Purchase Price”) that Sun intends to pay for all outstanding shares and outstanding warrants and options to purchase shares of the capital stock of HCT, other than the capital stock owned by Sun. Such percentage will be equal to the percentage of the total number of outstanding shares of capital stock of HCT owned by such Person on a fully diluted basis divided by the total number of outstanding shares of capital stock of HCT owned by all shareholders other than Sun on a fully diluted basis. The Aggregate Purchase Price will be an amount determined by adding (1) an amount equal to 1.25 times the net revenue of HCT for calendar year 2009, plus (2) an amount equal to five times the amount of positive net earnings of HCT, if any, before deduction for interest, taxes, depreciation and amortization, for calendar year 2009 (calculated in accordance with GAAP), and subtracting from such sum an amount equal to any retention bonuses, success fees or similar officer or employee retention payments and any severance obligations and related costs arising from agreements entered into or obligations incurred by HCT or any Subsidiary as of or prior to the closing of the purchase of all such securities of HCT, that any officer or employee of HCT or any Subsidiary would be entitled to receive upon termination of employment as a result of or in connection with acquisition of securities of HCT by Sun, unless unanimously approved by the HCT Board of Directors after the issuance of the Series B Convertible Preferred Stock to Sun, which difference shall then be multiplied by a fraction, the numerator of which is the number of shares of HCT stock owned by all shareholders of HCT other than Sun, on a fully diluted basis, and the denominator of which is the number of shares of all classes of stock owned by all shareholders, including Sun, on a fully diluted basis.

3.3. Tender Offer. Holders of Common Stock shall have tendered certificates for at least 500,000 shares of Common Stock in the Tender Offer.

3.4. Accuracy of Representations. All of the representations and warranties of HCT in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made.

3.5. Amendment of Bylaws. HCT’s Bylaws shall have been amended by its board of directors and stockholders to provide that the board of directors shall consist of four (4) members.

3.6. Consents. Each Consent must have been obtained and must be in full force and effect.

3.7. No Proceedings. There must not have been commenced or Threatened against HCT, or against any Person affiliated with HCT, any Proceeding (a) involving any challenge to, or seeking of Damages or other relief in connection with, any of the Financing Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Financing Transactions.

4.	REPRESENTATIONS AND WARRANTIES OF HCT.

HCT represents and warrants to Sun as follows:

4.1. Organization and Good Standing.

(a) HCT is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. HCT has full power and authority to conduct its Business, to own or use its properties and assets, and to perform all its respective obligations. Further, to the Knowledge of HCT, HCT is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, requires such qualification except where its non-qualification would not have a material adverse affect on its Business.

(b) HCT has no Subsidiaries and does not own any shares of capital stock or other debt, equity or convertible securities of any other Person.

4.2. Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of HCT, enforceable against it in accordance with its terms. Upon the execution and delivery by HCT of the Closing Documents to be executed and delivered by it under Section 2.3 (the “HCT Closing Documents”), each of the HCT Closing Documents will constitute the legal, valid and binding obligation of HCT, enforceable against it in accordance with its terms except as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity). HCT has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and each of the HCT Closing Documents and to perform its obligations under this Agreement and the HCT Closing Documents, and such action has been duly authorized by all necessary action by the directors and shareholders of HCT.

(b) Except as set forth in Schedule 4.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Financing Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)	Breach (A) any provision of any of the Governing Documents of HCT (B) any resolution or action adopted or taken by the officers, directors or shareholders of HCT;

(ii)	Breach or give any Governmental Body or any other Person the right to challenge any of the Financing Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which HCT may be subject;

(iii)	Contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by HCT or that otherwise relates to the Business;

(iv)	Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or

(c) Except as set forth in Schedule 4.2(c), HCT is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Financing Transactions.

4.3. Capitalization.

(a) The authorized capital stock of HCT consists of 10,000,000 shares of stock, no par value, of which 7,000,000 are designated as common stock and 3,000,000 are designated as preferred stock. Of the shares of preferred stock, 1,500,000 shares have been designated as Series A Convertible Preferred Stock and 1,183,847 shares have been, or will be prior to the Closing, designated as Series B Convertible Preferred Stock. There are 1,411,272 shares of common stock issued and outstanding, 909,450 shares of Series A Convertible Preferred Stock issued and outstanding, and no shares of Series B Convertible Preferred Stock have been issued or are outstanding. There are warrants and options to acquire 700,838 shares of common stock outstanding, and options to acquire 529,982 shares of Series A Convertible Preferred Stock outstanding. The capital stock and the warrants and options to acquire the same are held by the Persons with the domicile addresses and in the amounts set forth in Schedule 4.3(a), which further sets forth for each such Person the number of shares of each class of stock owned by such Person and the number of the applicable stock certificates representing such shares, the number of shares subject to each option and warrant, the exercise price or purchase price for each option and warrant, the dates such options and warrants become exercisable, and the expiration dates applicable to each. A true and correct copy of each warrant and option agreement has been previously provided to Sun. All outstanding shares of capital stock are duly authorized, and to the Knowledge of HCT, are validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Governing Documents, or any agreement to which HCT is a party or by which it is bound. Except as set forth on Schedule 4.3(a) there are no outstanding shares of capital stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock. HCT has no other capital stock authorized, issued or outstanding.

(b) All outstanding shares of capital stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by HCT) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by HCT) in accordance with any right of first refusal or similar right or limitation Known to HCT, including those in the Governing Documents, except as set forth in Schedule 4.3(b).

(c) Other than as specified herein, or in Schedule 4.3(c), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which HCT is a party or by which HCT is bound obligating HCT to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of HCT or obligating HCT to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to HCT.

(d) Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of HCT. There are no agreements to which HCT is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, cosale rights or “drag along” rights) of any HCT capital stock.

(e) Except as disclosed on Schedule 4.3(e), neither the offer, issuance or sale of the Series B Shares will result in a change in the price or number of any securities of HCT outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

4.4. Issuance of the Series B Shares. The issuance of the Series B Shares has been duly authorized by all required action of the Board of Directors and shareholders of HCT, as required, and when issued to Sun at the Closing, will be validly issued and non-assessable. Each Series B Share is issued free and clear of any liens or other Encumbrances, and at the Closing Sun will receive good and marketable title to its Series B Shares. The sale of the Series B Shares and any subsequent conversion of the Series B Shares into shares of Common Stock are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived.

4.5. Financial Statements. HCT has delivered to Sun: (a) an unaudited balance sheet as at December 31, 2006 and the related unaudited statement of income, for the fiscal year then ended, certified by the chief financial officer of HCT; (b) an unaudited balance sheet as at September 30, 2007 (the “Interim Balance Sheet”) and the related unaudited statement of income and changes in shareholders’ equity, for the nine (9) months then ended, certified by the chief financial officer of HCT. Such financial statements fairly present the financial condition and the results of operations of HCT as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied.

4.6. Books and Records. The books of account and other financial Records of HCT, all of which have been made available to Sun, are complete and correct, reflecting all transactions prior to the Closing Date. The minute books and other Records of HCT, all of which have been made available to Sun, to the Knowledge of HCT contain accurate and complete Records of all meetings held of, and action taken by, the officers, directors and shareholders of HCT, and, to the Knowledge of HCT, no meeting of the directors or shareholders has been held for which minutes have not been prepared or are not contained in such minute books.

4.7. No Undisclosed Liabilities. As of the Closing Date, HCT had no Liabilities, except for those shown on the Interim Balance Sheet and those arising since the date thereof in the Ordinary Course of Business.

4.8. No Material Adverse Change. As of the Closing Date, to the Knowledge of HCT, its officers, and directors, there has not been any material adverse change in the Business, operations, assets, results of operations or condition (financial or otherwise) of the Business, and no event has occurred or circumstances exist that may result in such a material adverse change.

4.9. Proceedings; Orders.

(a) To the Knowledge of HCT there are no pending or Threatened Proceedings:

(i)	by or against HCT that may affect the Business; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Financing Transactions.

To the Knowledge of HCT, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Except as set forth in Schedule 4.9(b)

(i)	there is no Order to which HCT is subject or to which the Business will be subject as of the Closing Date; and

(ii)	to the Knowledge of HCT, no officer, director, agent or employee of HCT is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business or HCT.

(c) HCT is, and, at all times has been, in compliance with all of the terms and requirements of each Order to which HCT is or has been subject, and to the Knowledge of HCT, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which HCT, or any of its assets, is subject.

4.10. Insurance.

(a) HCT has not received any statement by any consultant or risk management advisor with regard to the adequacy of HCT’s coverage or of the reserves for claims.

(b) Schedule 4.10(b) describes:

(i)	any self-insurance arrangement by or affecting HCT, including any reserves established thereunder;

(ii)	any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which HCT is a party or which involves the Business; and

(iii)	all obligations of HCT to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Except as set forth in Schedule 4.10(c):

(i)	all policies of insurance to which HCT is a party or that provide coverage to HCT:

(A)	are valid, outstanding and enforceable;

(B)	are, to the Knowledge of HCT, issued by an insurer that is financially sound and reputable;

(C)	taken together, provide adequate insurance coverage for the assets and operations of HCT and the Business, as such business had been conducted by HCT, for all risks normally insured against by a Person carrying on the same business as HCT and for all risks to which HCT is normally exposed; and

(D)	are sufficient for compliance with all Legal Requirements and Contracts to which HCT is a party;

(ii)	HCT has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to it; and

(iii)	HCT has given notice to the insurer of all claims that may be insured thereby.

4.11. Intellectual Property Assets.

(a) Definition of Intellectual Property Assets. The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by HCT or in which HCT has a proprietary interest, including:

(i)	the names and all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)	all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)	all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	all rights in mask works;

(v)	all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi)	all rights in internet web sites and internet domain names used by HCT (collectively “Net Names”).

(b) Title and Usage of Intellectual Property Assets. HCT owns and has good title to all of the Intellectual Property Assets used in or necessary for the operation of the Business free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Proprietary Information of Third Parties. No third party has claimed or, to the Knowledge of HCT, has reason to claim that any person employed by or affiliated with HCT has (a) violated or may be violating any of the terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from HCT which suggests that such a claim might be contemplated. To the Knowledge of HCT, no person employed by or affiliated with HCT has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the Knowledge of HCT, no person employed by or affiliated with HCT has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of HCT, and HCT has no reason to believe there will be any such employment or violation. To the Knowledge of HCT, none of the execution or delivery of this Agreement, or the carrying on of the business of HCT as officers, employees or agents by any officer, director or key employee of HCT, or the conduct or proposed conduct of the business of HCT, will conflict with or result in a breach of the terms conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

4.12. Compliance with Law. To the Knowledge of HCT, HCT has, at all times since its formation, been in material compliance with all laws and regulations applicable to it and its Business and with all Legal Requirements.

4.13. Relationships With Related Persons. Except as disclosed in Schedule 4.13, none of HCT’s current officers, directors, shareholders holding more than 5% of the outstanding shares of any class of HCT stock, nor any Related Person of any of them, owns, or has owned within the last five (5) years, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a financial interest in any transaction with HCT other than business dealings or transactions disclosed in Schedule 4.13, each of which has been conducted in the Ordinary Course of Business at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with HCT with respect to any line of the products or services of HCT (“Competing Business”) in any market served by HCT, except, in the case of Section 4.13(a) or (b) above, for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized securities exchange or in the over-the-counter market. Except as set forth in Schedule 4.13 and except for the agreements to be delivered in connection with the Financing Transactions, none of HCT’s officers, directors, shareholders, nor any Related Person of any of them, is a party to any Contract with, or has any claim or right against, HCT.

4.14. Brokers or Finders. Except as disclosed in Schedule 4.14, neither HCT, nor any Representatives of HCT, has incurred or caused HCT to incur any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Series B Shares or the Financing Transactions.

4.15. Conduct of Business.

(a) Immediately after giving effect to the consummation of the Financing Transactions: (i) HCT will be able to pay its Liabilities as they become due in the usual course of its Business; (ii) HCT will not have unreasonably small capital with which to conduct its present or proposed business; (iii) HCT will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and Threatened litigation, final judgments against HCT in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, HCT will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of HCT. The cash available to HCT, after taking into account all other anticipated uses of the cash, will be sufficient to pay all its debts and judgments promptly in accordance with their terms.

(b) Since December 31, 2006, HCT has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock.

4.16. Rights in, Use and Ownership of Assets. As of the Closing, HCT will own or have the lawful rights to use all of the assets used in the operation of the Business and, except as set forth in Schedule 4.16, as of the Closing none of HCT’s officers, directors, shareholders, agents or employees will own any assets necessary for HCT to conduct the Business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by HCT are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

4.17. Agreements.

(a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which HCT is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, HCT in excess of $50,000 (other than obligations of, or payments to, HCT arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any material patent, copyright, trade secret or other proprietary right to or from HCT (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) other than as set forth in Schedule 4.17(a), provisions restricting the development, manufacture or distribution of HCT’s products or services; or (iv) indemnification by HCT with respect to infringements of proprietary rights (other than obligations of HCT arising under customer purchase orders entered into in the ordinary course of business).

(b) Other than as set forth in Schedule 4.17(b), since December 31, 2006, HCT has not: (i) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $100,000 in the aggregate; (ii) made any loans or advances to any person not in excess, individually or in the aggregate, of $25,000, other than ordinary course advances for travel expenses; or (iii) sold, exchanged or otherwise disposed of any material portion of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of this subsection, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities HCT has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(c) HCT is not in default with respect to any material Contract in any manner that would materially adversely affect the Business, properties, assets, operations, prospects or condition, financial or otherwise, of HCT or the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument relating to the Business to which HCT is a party.

4.18. Employee Benefit Plans. Set forth in Schedule 4.18 is a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by HCT. For the purposes hereof, the term “employee benefit plan” includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee or any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with performance of the services for which paid. Without limitation, the term “employee benefit plan” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Each plan providing benefits which are funded through a policy of insurance is indicated by the word “insured” placed by the listing of the plan in Schedule 4.18. As of the date hereof, no reportable event has occurred with respect to any employee benefit plan as to which HCT is required to file a report with the Pension Benefit Guaranty Corporation, and no material unfunded liabilities exist under any plan.

4.19. Disclosure.

(a) No representation or warranty or other statement made by HCT in this Agreement or its Schedules in connection with the issuance of the Series B Shares or any of the Financing Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) HCT has no Knowledge of any fact that has specific application to HCT, the Series B Shares, or the Business (other than general economic or industry conditions) and that may materially adversely affect the Business or the prospects, financial condition or results of operations of HCT after the Closing that has not been set forth in this Agreement or disclosed in writing to Sun by HCT. To the Knowledge of HTC there does not now exist any event, condition or other matter, or any series of events, conditions or other matters which, individually or in the aggregate, adversely affecting the Business, financial condition or results of the operations of HCT that has not been specifically disclosed to Sun in writing by HCT on or prior to the date of this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF SUN

Sun represents and warrants to HCT as follows:

5.1. Organization and Good Standing. Sun is duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to conduct its business as it is now conducted.

5.2. Certain Proceedings. There is no pending Proceeding that has been commenced against Sun and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Financing Transactions. To Sun’s Knowledge, no such Proceeding has been Threatened.

5.3. Enforceability; Authority; No Conflict.

(a) Upon the execution and delivery by Sun of the agreements and instruments to be executed and delivered by it under Section 2.3 (“Sun Closing Documents”), this Agreement and each of the Sun Closing Documents will constitute the legal, valid and binding obligation of Sun, enforceable against it in accordance with its terms except as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a Proceeding at law or in equity). Sun has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Sun Closing Documents and to perform its obligations under this Agreement and the Sun Closing Documents, and such action has been duly authorized by all necessary action by Sun’s shareholders and board of directors.

(b) Except as set forth in Schedule 5.3(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Financing Transactions will, directly or indirectly (with or without notice or lapse of time) breach (i) any provision of any of the Governing Documents of Sun or (ii) any resolution adopted by the shareholders and directors of Sun, as applicable.

(c) Except as set forth in Schedule 5.3(c), Sun is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Financing Transactions.

5.4. Securities Laws Matters.

(a) Sun is acquiring the Series B Shares for its own account, for investment purposes only, and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Sun understands that Sun’s Series B Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates evidencing the shares will be imprinted with restrictive transfer legends. Sun hereby severally represents and warrants that it is an accredited investor as such term is defined and used in Rule 501 of Regulation D issued by the Securities and Exchange Commission under the Securities Act.

(b) Sun confirms that HCT has made available to Sun and its Representatives the opportunity to ask questions of the officers and management employees of HCT and to acquire such additional information about the Business and financial condition of HCT as Sun has requested, and all such information has been received.

6.	INDEMNIFICATION; REMEDIES

6.1. Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement shall survive the

Closing and the consummation of the Financing Transactions subject to Section 6.4. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time (except for Knowledge acquired from information specifically stated in this Agreement or its Schedules), whether before or after the execution and delivery of this Agreement on the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

6.2. Indemnification and Reimbursement by HCT. HCT shall indemnify and hold harmless Sun, its officers, directors, shareholders, Representatives and other Related Persons (collectively, the “Sun Indemnified Persons”), and will reimburse the Sun Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim, net of tax benefits and insurance recoveries less the insurance premiums paid over time by Sun in maintaining such insurance policies and less any deductible amounts (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by HCT in this Agreement, the Schedules attached hereto, or any other agreement, certificate, document, writing or instrument delivered by HCT pursuant to such agreements and schedules;

(b) any Breach of any covenant or obligation of HCT in this Agreement or in any other certificate, document, writing or instrument delivered by HCT pursuant to this Agreement or the Financing Transactions; and

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with HCT (or any Person acting on their behalf) in connection with any of the Financing Transactions.

6.3. Indemnification and Reimbursement by Sun.

Sun shall indemnify and hold harmless HCT, and shall reimburse HCT for any Damages arising, directly or indirectly, from or in connection with:

(a) any Breach by Sun of any representation or warranty made by Sun in this Agreement; and

(b) any Breach by Sun of any covenant or obligation of Sun in this Agreement; or

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Sun (or any Person acting on behalf of Sun) in connection with any of the Financing Transactions.

6.4. Time Limitations.

(a) HCT will have liability (for indemnification) with respect to any Breach of (i) a covenant or obligation of HCT, or (ii) a representation or warranty made by HCT in this Agreement, the Schedules attached hereto, the HCT Closing Documents, or any other agreement, certificate, document, writing or instrument delivered by HCT pursuant to such agreements and schedules (other than those in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 and 4.6 as to which a claim may be made at any time after the Closing Date), for the greater of a period of two (2) years from the Closing or the applicable statutes of limitation period plus 30 days) (the “Indemnification Survival Period”). During the Indemnification Survival Period, with respect to any claim, the Sun Indemnified Persons shall notify HCT of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Person.

(b) Sun will have liability (for indemnification) with respect to any Breach of (i) a covenant or obligation or (ii) a representation or warranty, only if, for the greater of a period of two (2) years from the Closing or the applicable statutes of limitation period after the Closing Date plus 30 days, HCT notifies Sun of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by HCT.

6.5. Procedure for Indemnification—Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Sections 6.2, 6.3, or 6.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give written notice, describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate will not be conclusive of the final amount of that claim) and the basis for the Indemnified Person’s request for indemnification under this Agreement, to the Person obligated to indemnify under such Section (an “Indemnifying Person”), provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent, which may not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of a Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within fifteen (15) days after the Indemnified Person’s notice is given pursuant to this Section 6.5(b), give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim (i) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Person, (ii) involves criminal allegations against the Indemnified Party, (iii) if successful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) if successful, would impose liability on the part of the Indemnified Person for which the Indemnified Person is not entitled to indemnification hereunder, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim.

(d) Notwithstanding the provisions of Section 6.5, each of HCT and Sun hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on HCT or Sun with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Section 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Section 6, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

6.6. Procedure for Indemnification—Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by written notice in accordance with, and within the time limitations set forth in, Section 6.4 hereof, describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate will not be conclusive of the final amount of that claim) and the basis for the Indemnified Person’s request for indemnification under this Agreement to the party from whom indemnification is sought. If the Indemnifying Person does not notify the Indemnified Person in writing within thirty (30) days from its receipt of such notice that the Indemnifying Person disputes such claim, the claim specified by the Indemnified Person in such notice shall be deemed a liability of the Indemnifying Person hereunder. If the Indemnifying Person has timely disputed such claim as provided above, such dispute shall be resolved by litigation as provided in Section 7.8 hereof. The failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such action is prejudiced by the Indemnifying Person’s failure to give such notice.

7.	GENERAL PROVISIONS

7.1. Expenses. Except as otherwise expressly provided in this Agreement, HCT and Sun shall bear their respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Financing Transactions, including all fees and expenses of their respective Representatives.

7.2. Public Announcements. Any public announcement, press release or similar publicity by any Person before or after the Closing Date with respect to this Agreement or the Financing Transactions will be submitted to the other party for review and approval, which will not be unreasonably withheld; provided however, that Sun shall have the right to file any report required to be filed on Form 8-K under the Securities Exchange Act of 1934, as amended, in accordance with the rules of the Securities and Exchange Commission.

7.3. Confidentiality. Each of the parties shall maintain in strict confidence, and will cause their respective Representatives to maintain in strict confidence, and not disclose to any Third Party, any information they have with respect to (i) HCT and its business, assets, liabilities, results of operations and financial condition or (ii) except as provided in Section 7.2, the effectuation of the Financing Transaction and the terms of this Agreement and the Financing Transactions, unless such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party or unless the furnishing of such information (a) is made to their lenders or their respective Representatives, (b) is required by or necessary in the conduct of the prosecution or defense of any Proceeding, or (c) is required or necessary in connection with the preparation and filing of any Tax Return or to comply with any Legal Requirement.

Notwithstanding anything to the contrary herein, Sun may disclose the terms of this Agreement, the Financing Transactions and any information Sun has with respect to HCT and its business, assets, liabilities, results of operations, financial condition and the terms of this Agreement and the Financing Transactions to potential transferees of Sun’s interest in HCT provided Sun notifies HCT’s board of directors before such disclosure and, if required by its board of directors, the potential transferees execute and deliver to HCT a confidentiality agreement in a form acceptable to HCT’s board of directors; provided, however, Sun or any of its Representatives may not disclose any such information to any Person who has a direct or indirect interest (other than an interest up to, but not more than, one percent (1%) of any class of securities of any enterprise, but without otherwise participating in the activities of such enterprise, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934) in any direct competitor of HCT.

7.4. Right of First Option. If, following the closing, HCT or its Affiliates seeks future additional debt, equity, or other financing (the “Future Financing”), HCT or its Affiliates shall notify Sun of such intent in writing (a “Future Financing Notice”) and Sun shall have the first right to negotiate the terms of and/or participate in such Future Financing. If terms for the Future Financing cannot be agreed between HCT and Sun within thirty (30) days of the Future Financing Notice, HCT or its Affiliates shall have the right to negotiate with other investors for the Future Financing; provided, however, that HCT or its Affiliates shall not accept Future Financing from third-party investors if such Future Financing is substantially similar to Future Financing offered by Sun pursuant to the Future Financing Notice. Each new Future Financing offering by HCT or its Affiliates shall be subject to Sun’s first right of participation as above.

7.5. Optional Redemption. Sun agrees that if it has not given notice of its exercise of its right to acquire all of the shares, warrants and options subject to the Option Agreements required under Section 3.2 hereof, then at any time beginning thirty-one (31) calendar days after HCT has provided to the holders of the Series B Preferred Stock and the holders of the HCT Common Stock purchased by Sun through the Tender Offer or through conversion of Series B Preferred Stock, a copy of the audited financial statements of HTC for the year ended December 31, 2009, together with all notes thereon, HTC may deliver a notice to such holders of Series B Preferred Stock and Common Stock (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its election to redeem all (and not less than all) of the then outstanding Series B Preferred Stock and any outstanding Common Stock purchased by Sun through the Tender Offer or obtained through conversion of Series B Preferred Stock (an “Optional Redemption”) for an amount, in cash, equal to (i) the amount paid by Sun for the shares being redeemed, (ii) accrued but unpaid dividends on such Series B and Common Stock, and (iii) an amount equal to simple interest at the prime rate, as published in the Wall Street Journal from time to time, on the amount paid for the shares being redeemed, from the Closing Date. The closing of the Optional Redemption shall take place within thirty (30) days of the Optional Redemption Notice Date at the office of HCT and the Optional Redemption amount is due in full on such date. Should such cash payment not be tendered in full, such Optional Redemption shall be void ab initio, notwithstanding anything herein contained to the contrary. Sun will take all appropriate measures to assure that any transferee of the shares subject to the redemption right provided for herein agrees to and is bound by the provisions of this Section 7.5.

7.6. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand, (b) one (1) business day following delivery to a nationally recognized overnight courier service (costs prepaid), or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address or person as a party may designate by notice to the other parties):

HCT:	High Country Tek, Inc. 208 Gold Flat Court Nevada City, CA 95959 Attention: Alan F. Klein Facsimile: 530-265-3275

with copy to:	Allen Howard Cox, Esq. 11022 Northview Drive Nevada City, CA 95959 Facsimile: 530-477-6191

Sun:	Sun Hydraulics Corporation 1500 West University Parkway Sarasota, FL 34243-2290 Attn: Tricia Fulton Facsimile: (941) 362-1268

with copy to:	Shumaker, Loop & Kendrick, LLP 101 E. Kennedy Blvd., Suite 2800 Tampa, Florida 33602 Attention: Gregory C. Yadley, Esq. Facsimile: 813-229-1660

7.7. Applicable Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Florida, without giving effect to provisions thereof regarding conflict of laws. Each of the parties hereto hereby submit to the exclusive jurisdiction of any state court located within the County of Hillsborough, State of Florida or the United States District Court for the Middle District of Florida, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and further agree that venue for all such matters shall lie exclusively in those courts and that process for any such action or proceeding may be served on any party anywhere in the world. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts noted above. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.8. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, at the expense of the requesting party, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, at the expense of the requesting party, all as any other party hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.9. Enforcement of Agreement. HCT and Sun acknowledge and agree that HCT and Sun would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by HCT and Sun could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which HCT and Sun may be entitled, at law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.10. Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable unless in writing and except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.11. Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between HCT and/or Sun executed before the Closing Date) and constitutes (along with the other documents referenced in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the parties.

7.12. Schedules. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than exceptions expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

7.13. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that (i) Sun may assign, in writing, any of its rights and delegate any of its obligations under this Agreement to any of its Subsidiaries. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.12.

7.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.15. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

7.16. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.17. Counterparts; Delivery by Facsimile or Electronic Mail. Any number of counterparts of this Agreement may be executed and each such executed counterpart shall be deemed an original. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manners and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to the other party. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

7.18. Post Closing Delivery. Sun may require certain standard deliveries, such as copies of insurance policies, business and operational licenses or permits, and other reasonable requests to be delivered to Sun not later than 90 days’ following the Closing, depending on the specific delivery in question. A schedule of such required deliveries will be delivered to HCT not later than the Closing Date.

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

“HCT”

HIGH COUNTRY TEK, INC.

By:	/s/ Alan F. Klein
Its:	President and Chief Executive Officer

“Sun”

SUN HYDRAULICS CORPORATION

By:	/s/ Tricia L. Fulton
Its:	Chief Financial Officer